news release
Contact Information:
Steve Berry	Erica Mannion
NeoMagic Corporation	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
(408) 988-7020	(212) 766-1800

NEOMAGIC® CORPORATION REPORTS IT HAS REGAINED COMPLIANCE WITH

CONTINUED LISTING STANDARDS OF THE NASDAQ STOCK MARKET

Santa Clara, Calif. - November 16, 2007 - NeoMagic Corporation (Nasdaq: NMGC), announced today that on November 15, 2007 it received a notice that the Nasdaq Listing Qualifications Panel has determined that NeoMagic has regained compliance with the continued listing standards of The Nasdaq Stock Market.

“I am pleased that this issue is now fully behind us and we can continue to move forward with the singular focus of building our business,” remarked Douglas Young, President and CEO of NeoMagic Corporation.

About NeoMagic
NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB, E-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a broad patent portfolio that covers NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the Company may be found on the World Wide Web at www.neomagic.com.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.